Exhibit 99.1

                                  NEWS RELEASE

                                                FOR FURTHER INFORMATION:

                                                GREGORY K. CLEVELAND
                                                TELEPHONE: (602) 852-3526
                                                BRENDA L. REBEL
                                                TELEPHONE: (701) 250-3044
                                                WEBSITE: www.bnccorp.com



                    BNCCORP REPORTS FINANCIAL RESULTS FOR THE
                        2004 FOURTH QUARTER AND YEAR-END


BISMARCK, ND, January 24, 2005 - BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and brokerage/trust/financial services businesses in Arizona, Minnesota, North Dakota, Utah and Colorado, today reported net income of $762,000, or $0.25 per share on a diluted basis, for the fourth quarter ended December 31, 2004. For the same quarter of 2003, the Company reported net income of $737,000, or $0.25 per diluted share.

For the twelve months ended December 31, 2004, the Company reported net income of $3.40 million, or $1.14 per diluted share, compared with net income of $3.84 million, or $1.35 per diluted share, in the same period of 2003.

Results for the full 2004 twelve-month period included an expense of $688,000 related to the previously announced termination of employment of a former officer of the Company's insurance subsidiary. The payment represented the acceleration of the remaining salary due under his multi-year employment contract.

"Our level of profitability in 2004 was relatively consistent with 2003, and reflected solid increases in net interest income and noninterest income, offset by higher expenses related to our investments in growth and the termination of a former officer," noted Gregory K. Cleveland, BNCCORP President and Chief Executive Officer. "We are particularly pleased that our investments in new branch locations, business operations and management talent have begun to produce results in terms of deposit growth, loan growth, including mortgage loan and student loan financing business, and rising insurance commission volume."

Mr. Cleveland noted that BNCCORP's growth initiatives during 2003 and 2004 included new full service branch offices in Phoenix and Scottsdale, Arizona, and Golden Valley, Minnesota. Additionally, the Company expanded its insurance segment through asset acquisitions in Salt Lake City, Utah; Tucson and Prescott Valley, Arizona; and Denver, Colorado. The Company also acquired a mortgage banking operation based in Tempe, Arizona.

Fourth Quarter Review

Net interest income for the fourth quarter of 2004 was $4.24 million, up 20.0% from $3.53 million in the same period of 2003. This increase reflected a widening of the net interest margin to 2.90% for the quarter ended December 31, 2004, from 2.58% for the same period in 2003. The 32 basis point improvement in net interest margin reflected a $37.4 million increase in average earning asset volume coupled with a 21 basis point increase in yield on earning assets.

Noninterest income was $5.79 million for the 2004 fourth quarter, rising 21.1% from $4.78 million for the year-ago period. Commissions generated by the Company's insurance agency subsidiary, Milne Scali & Company, Inc., were the largest contributor to noninterest income ($4.19 million), rising 17.0% from the year-ago quarter, primarily due to acquisitions. Loan fees more than doubled from the year-ago quarter, to $805,000, from $381,000, due to fees associated with the loans held for sale portfolio, loans originated and sold and some fees for credit line availability. Trust and financial services income and net gain on sales of securities rose slightly compared with the same quarter of 2003, while service charges and brokerage income decreased. Noninterest income represented 57.74% of gross revenues for the recent quarter, versus 57.51% a year ago.

Noninterest expense for the fourth quarter of 2004 was $8.85 million, compared with $7.30 million in the same quarter of 2003. This 21.2% increase primarily reflected higher employee, occupancy, depreciation and amortization and other general expenses due to the expansion of the Company's branch offices and insurance agency operations.

Twelve Months Review

Net interest income was $16.04 million for the twelve-month period ended December 31, 2004, rising 19.9% from $13.38 million in the year-ago period. The net interest margin widened to 2.86% for 2004, from 2.47% for 2003. Net interest income and margin for the twelve-month period ended December 31, 2004 were favorably impacted by the recovery of cash basis interest income of approximately $408,000 on a $4.5 million loan that had been classified as nonaccrual at December 31, 2003 and was paid in full during the first quarter of 2004. Net interest income and margin for the twelve-month period ended December 31, 2003 were negatively impacted by the charge-off of interest income of approximately $287,000 on the same loan. Additionally, net interest income and margin for the twelve-month periods ended December 31, 2004 and 2003 were slightly impacted by derivative contract-related transactions during the periods which decreased net interest income by $55,000 and $80,000, respectively. Without these interest income variances and derivative transactions, net interest margin for the 2004 and 2003 periods would have been 2.80% and 2.54%, respectively. A significant contribution to the improvement in net interest margin for the twelve-month period ended December 31, 2004 was a 35 basis point reduction in the cost of interest-bearing liabilities. An $18.7 million, or 41.7% increase in noninterest-bearing deposits between December 31, 2003 and December 31, 2004 also favorably impacted total funding costs.

Noninterest income rose to $23.45 million for the twelve-month period ended December 31, 2004, a 12.7% increase from $20.81 million in the same period of 2003. The increase largely reflected increased insurance commissions. Trust and financial services income decreased from the year-ago period, which included a $488,000 transaction fee generated by the bank's financial services division. Loan fees and brokerage income increased from the year-ago period while service charges and net gain on sales of securities declined. Additionally, a nonrecurring gain of $527,000 from the final resolution of a reinsurance program previously associated with Milne Scali, was reflected in other income during the recent twelve-month period. Noninterest income represented 59.38% of gross revenues for the recent period, compared with 60.87% for the same 2003 period.

Noninterest expense for the twelve-month period ended December 31, 2004 was $34.77 million, an increase of 27.4% compared with $27.29 million in the year-ago period, largely due to the previously noted employment contract termination expense and investments in staffing and locations.

Loan and Deposit Balances

Total assets were $673.7 million at December 31, 2004, rising from $621.5 million at December 31, 2003, and $602.2 million at December 31, 2002. Total loans held for sale from residential mortgage loan and student loan financing programs implemented during 2004 were $60.2 million at December 31, 2004. Total loans held for investment at December 31, 2004, were $293.8 million, compared with $283.6 million at December 31, 2003, and $335.8 million at December 31, 2002. Investment securities available for sale were $235.9 million at December 31, 2004, compared with $262.6 million at December 31, 2003, and $208.1 million at December 31, 2002. Total deposits at December 31, 2004, were $455.3 million, up from $395.9 million at December 31, 2003, and $398.2 million at December 31, 2002. The $59.4 million of deposit growth over the twelve-month period ended December 31, 2004 reflected increases in core deposits, primarily from recently opened branches in Arizona and Golden Valley, Minnesota, and an increase in brokered deposits. Core deposits increased $30.8 million, or 8.4%, over that twelve-month period. Noninterest-bearing deposits increased $18.7 million, or 41.7%, over the same twelve-month period while core certificates of deposit rose $20.0 million, or 19.0%. Brokered and national market certificates of deposit together increased $25.4 million between December 31, 2003 and December 31, 2004, while certificates of deposit in the CDARSSM program (included in core certificates of deposit above), which was initiated during the second half of 2003, totaled $16.8 million at December 31, 2004.

Total common stockholders' equity for BNCCORP was $42.6 million at December 31, 2004, equivalent to book value per common share of $14.77 (tangible book value per common share of $4.42).

At December 31, 2004, the Company's tier 1 leverage ratio was 4.51% compared with 4.90% at December 31, 2003. The tier 1 risk-based capital ratio was 6.35% at December 31, 2004 versus 7.14% at December 31, 2003. The total risk-based capital ratio was 8.85% at December 31, 2004 versus 10.63% at December 31, 2003. The changes are primarily due to an increase in total risk-weighted assets from $403.7 million at December 31, 2003 to $449.2 million at December 31, 2004. The capital ratios were also impacted by the payment of the remaining earnout amounts related to the Milne Scali acquisition (which increased goodwill by $6.0 million) and the acquisition of three insurance agencies and a mortgage company (which increased goodwill and other intangible assets by approximately $1.6 million).

Asset Quality

A $175,000 provision for credit losses was required for the 2004 fourth quarter and the 2004 year to date period, versus provisions of $0 for the year-ago fourth quarter and $1.48 million for the twelve months ended December 31, 2003. The ratio of total nonperforming assets to total assets improved significantly to 0.08% at December 31, 2004, compared with 1.28% at December 31, 2003 and 1.27% at December 31, 2002. The ratio of allowance for credit losses to total nonperforming loans was 607% at December 31, 2004, strengthening from 60% at December 31, 2003 and 66% at December 31, 2002. These asset quality related ratios improved during 2004 primarily because of the sharp decrease in nonperforming loans, which declined to $549,000 at December 31, 2004, from $7.95 million at December 31, 2003. This decrease was due primarily to the full payment of a $4.5 million loan and the resolution of a $2.2 million loan that resulted in a charge-off of $1.2 million (of which $975,000 was reserved for at December 31, 2003). The allowance for credit losses as a percentage of total loans was 1.14% at December 31, 2004, compared with 1.68% at December 31, 2003, and 1.49% at December 31, 2002. The ratio at December 31, 2004 reflects $1.9 million of charge-offs over the course of the twelve-month period ended December 31, 2004, as well as the reduced reserve requirement related to the sharp decrease in nonperforming loans during the same period.

Outlook

"BNCCORP enters the new year with an expanded base of banking offices and financial services operations, the potential for further growth in loans and core deposits, and solid asset quality. We believe this will provide the platform for improved earnings in 2005 as compared with 2004. Going forward, we will continue our initiatives to enhance shareholder value by building on our diversified base of community banking, insurance and brokerage/trust/financial services businesses in attractive, growing regions," Mr. Cleveland stated.

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing a broad range of financial products and superior customer service to businesses and consumers in its local communities. The Company operates 26 locations in Arizona, Minnesota, North Dakota, Utah and Colorado through its subsidiary, BNC National Bank and its subsidiaries Milne Scali & Company, Inc. and BNC Asset Management, Inc., as well as the bank's trust and financial services division which provide a wide array of insurance, brokerage and trust and financial services. The Company offers a variety of traditional and nontraditional financial products and services in order to meet the financial needs of its current customer base, establish new relationships in the markets it serves and expand its business opportunities.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

                       (Financial tables attached)

                                     # # #


                                      BNCCORP, INC.
                            CONSOLIDATED FINANCIAL HIGHLIGHTS

                                     For the Quarter      For the Twelve Months
                                    Ended December 31,      Ended December 31,
                                  ----------------------- ----------------------
(In thousands, except per share
    data)                            2004        2003        2004        2003
--------------------------------  ----------- ----------- ---------- -----------
SELECTED INCOME STATEMENT DATA         (unaudited)
Interest income................... $  7,952    $  7,179    $ 30,141    $ 28,646
Interest expense..................    3,714       3,648      14,100      15,268
                                  ----------- ----------- ---------- -----------
Net interest income...............    4,238       3,531      16,041      13,378
Provision for credit losses.......      175           0         175       1,475
Noninterest income................    5,790       4,780      23,450      20,812
Noninterest expense...............    8,851       7,301      34,768      27,290
                                  ----------- ----------- ---------- -----------
Income before income taxes........    1,002       1,010       4,548       5,425
Income tax provision..............      240         273       1,144       1,581
                                  ----------- ----------- ---------- -----------
Net income........................ $    762    $    737    $  3,404    $  3,844
                                  =========== =========== ========== ===========

Dividends on preferred stock...... $    (28)   $    (30)   $    (93)   $   (120)
                                  ----------- ----------- ---------- -----------
Net income available to common
  stockholders.................... $    734    $    707    $  3,311    $  3,724
                                  =========== =========== ========== ===========

EARNINGS PER SHARE DATA

BASIC EARNINGS PER COMMON SHARE
Basic earnings per common share... $   0.26    $   0.26    $   1.18    $   1.38
                                  =========== =========== =========== ==========
DILUTED EARNINGS PER COMMON SHARE
Diluted earnings per common share. $   0.25    $   0.25    $   1.14    $   1.35
                                  =========== =========== =========== ==========


                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                        As of
                                        ----------------------------------------
(In thousands, except share, per share  December 31,  December 31,  December 31,
and full time equivalent data)              2004           2003          2002
--------------------------------------- ------------- ------------- ------------
SELECTED BALANCE SHEET DATA
Total assets........................... $  673,710    $  621,477     $  602,228
Investment securities available
  for sale.............................    235,916       262,568        208,072
Loans held for sale....................     60,197            --             --
Total loans held for investment........    293,814       283,555        335,794
Allowance for credit losses............     (3,335)       (4,763)        (5,006)
Goodwill...............................     21,779        15,089         12,210
Other intangible assets, net...........      8,075         8,373          8,875
Total deposits.........................    455,343       395,942        398,245
Long term borrowings...................     10,079         8,640          8,561

Notation:
Unrealized gains (losses) in
  investment portfolio, pretax......... $      106    $    1,625     $    4,383

Total common stockholders' equity ..... $   42,596    $   38,686     $   36,223
Book value per common share............ $    14.77    $    14.07     $    13.41
Tangible book value per common share... $     4.42    $     5.54     $     5.60
Effect of net unrealized gains on
  securities available for sale,
  net of tax, on book value per
  common share......................... $     0.02    $     0.37     $     1.01
Full time equivalent employees.........        323           284            270
Common shares outstanding..............  2,884,876     2,749,196      2,700,929


CAPITAL RATIOS
Tier 1 leverage........................      4.51%         4.90%          4.46%
Tier 1 risk-based capital..............      6.35%         7.14%          5.92%
Total risk-based capital...............      8.85%        10.63%          9.53%



                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                     For the Quarter      For the Twelve Months
                                    Ended December 31,      Ended December 31,
                                ------------------------ -----------------------
(In thousands)                     2004        2003         2004        2003
------------------------------- ----------- ------------ ----------- -----------
                                 (unaudited) (unaudited)
AVERAGE BALANCES
Total assets...................  $ 661,555   $ 612,092    $ 636,139   $  600,668
Loans held for sale............     40,945          --       15,818           --
Loans held for investment......    295,373     280,896      276,652      308,115
Earning assets.................    580,768     543,342      560,601      540,685
Deposits.......................    442,667     388,061      412,643      383,619
Common stockholders' equity....     42,682      37,428       41,329       37,525

KEY RATIOS
Return on average common
  stockholders' equity ........      6.84%       7.49%        8.01%        9.92%

Return on average assets.......      0.46%       0.48%        0.54%        0.64%

Net interest margin............      2.90%       2.58%        2.86%        2.47%
Net interest margin adjusted
  for cash basis interest
  income charged off/recovered
  and impact of derivatives
  adjustments..................      2.90%       2.58%        2.80%        2.54%

Efficiency ratio ..............     88.26%      87.85%       88.04%       79.82%

Noninterest income as
  a percent of gross revenues..     57.74%      57.51%       59.38%       60.87%


                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                        As of
                                        ----------------------------------------
                                        December 31,  December 31,  December 31,
 (In thousands)                            2004          2003          2002
--------------------------------------  ------------ -------------- ------------
 ASSET QUALITY
 Loans 90 days or more delinquent
  and still accruing interest..........   $     25     $       38    $    5,081
 Nonaccrual loans......................        524          7,913         2,549
 Restructured loans....................         --             --            --
                                        ------------ -------------- ------------
 Total nonperforming loans.............        549          7,951         7,630
 Other real estate owned and
  repossessed assets...................         --             --             8
                                        ------------ -------------- ------------
 Total nonperforming assets............   $    549     $    7,951    $    7,638
                                        ============ ============== ============
 Allowance for credit losses...........   $  3,335     $    4,763    $    5,006
                                        ============ ============== ============
 Ratio of total nonperforming loans          0.19%          2.80%         2.27%
  to total loans.......................
 Ratio of total nonperforming assets
  to total assets......................      0.08%          1.28%         1.27%
 Ratio of allowance for credit
  losses to total loans................      1.14%          1.68%         1.49%
 Ratio of allowance for credit
  losses to total nonperforming loans..       607%            60%           66%



                                 For the Quarter         For the Twelve Months
                                Ended December 31,         Ended December 31,
                            --------------------------  ------------------------
                                2004        2003           2004        2003
                            ------------- ------------  ----------- ------------
 Changes in Allowance
   for Credit Losses:         (unaudited) (unaudited)
Balance, beginning of
   period...................   $  3,424     $  4,827     $  4,763    $   5,006
 Provision charged to
   operations expense.......        175           --          175        1,475
 Loans charged off..........       (287)         (95)      (1,883)      (1,820)
 Loan recoveries............         23           31          280          102
                            ------------- ------------  ----------- ------------
 Balance, end of period.....   $  3,335     $  4,763     $  3,335    $   4,763
                            ============= ============  =========== ============

 Ratio of net charge-offs
  to average total loans....    (0.09)%       (0.02)%     (0.58)%      (0.56)%
 Ratio of net charge-offs
  to average total loans,
  annualized................    (0.36)%       (0.09)%     (0.58)%      (0.56)%


                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                               For the Twelve
                                      For the Quarter              Months
                                    Ended December 31,       Ended December 31,
                                  -----------------------  ---------------------
(In thousands, except share data)     2004        2003        2004         2003
--------------------------------- ----------- -----------  ---------- ----------
ANALYSIS OF NONINTEREST INCOME   (unaudited) (unaudited)
Insurance commissions............ $    4,194  $    3,585   $   17,490 $   14,568
Fees on loans....................        805         381        2,175      2,022
Service charges..................        192         242          827        909
Trust and financial services.....        108          97          486      1,009
Net gain on sales of securities..        102          99          269        968
Brokerage income.................         90         129          538        420
Rental income....................         23          67          109        212
Other............................        276         180        1,556        704
                                 ----------- -----------   ---------- ----------
   Total noninterest income...... $    5,790  $    4,780   $   23,450 $   20,812
                                 =========== ===========   ========== ==========


ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits... $    5,468  $    4,403   $   21,662 $   16,478
Occupancy........................        727         556        2,700      2,306
Depreciation and amortization....        414         373        1,640      1,458
Office supplies, telephone
  and postage....................        362         321        1,414      1,214
Amortization of intangible
  assets.........................        328         266        1,274      1,063
Professional services............        320         289        1,471      1,146
Marketing and promotion..........        315         281        1,098        803
FDIC and other assessments.......         52          49          205        201
Other ...........................        865         763        3,304      2,621
                                 ----------- -----------   ---------- ----------
   Total noninterest expense..... $    8,851  $    7,301   $   34,768 $   27,290
                                 =========== ===========   ========== ==========


WEIGHTED AVERAGE SHARES
Common shares outstanding (a)....  2,863,065   2,711,620    2,813,531  2,705,602
Incremental shares from
  assumed conversion of
  options and contingent
  shares.........................     58,729      92,054       82,710     59,214
                                  ---------- -----------   ---------- ----------
Adjusted weighted average
  shares (b).....................  2,921,794   2,803,674    2,896,241  2,764,816
                                 =========== ===========   ========== ==========
(a) Denominator for Basic Earnings Per Common Share
(b) Denominator for Diluted Earnings Per Common Share